EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 3, 2013

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net income of $2.8 million or $0.36 diluted earnings per share for the year ended June 30, 2013, which represents a $1.1 million or 65.3% increase from the year ended June 30, 2012. The increase in earnings year over year was due primarily to higher net interest income as well as bargain purchase gain attributed to the acquisition of CKF Bancorp, which occurred on December 31, 2012. Net interest income before loss provision increased $2.3 million or 28.8% to $10.3 million for the year just ended compared to $8.0 million for the prior year, while provision for loan losses increased $523,000 to $662,000 for the recently ended year. Noninterest expenses increased $1.5 million or 27.4% to $6.9 million for the year ended June 30, 2013, compared to the prior year period.

The Company reported net income of $779,000 or $0.09 diluted earnings per share for the three months ended June 30, 2013, compared to $378,000 or $0.05 per share for the three months ended June 30, 2012. The increase in net profit of $401,000, or 106.1%, was due primarily to an increase in net interest income. Net interest income increased $1.2 million or 60.4% for the three month period ended June 30, 2013 to $3.1 million, compared to $2.0 million in the prior-year quarter. The growth in net interest income is primarily attributable to the acquisition of CKF Bancorp, which increased the Company’s earning assets. Income tax expense increased $217,000 or 117.9% to $401,000 for the three months ended June 30, 2013.

At June 30, 2013, the Company reported its book value per share as $7.80.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2013 the Company had approximately 8,529,178 shares outstanding, of which approximately 55.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2013	2012
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$16,540	$5,735
Investment Securities	12,437	5,045
Loans available for sale	196	481
Loans Receivable, net	262,491	182,473
Real estate acquired through foreclosure	1,163	2,445
Other Assets	31,235	26,770
Total Assets	$324,062	$222,949

Liabilities
Deposits	$230,981	$134,552
FHLB Advances	24,310	27,065
Other Liabilities	2,224	2,479
Total Liabilities	257,515	164,096

Shareholders' Equity	66,547	58,853

Total Liabilities and Equity	$324,062	$222,949

Book Value Per Share	$7.80	$7.62

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$11,958	$10,156	$3,537	$2,410
Interest Expense	1,686	2,179	431	473
Net Interest Income	10,272	7,977	3,106	1,937
Provision for Losses on Loans	662	139	83	57
Non-interest Income	1,444	140	209	21
Non-interest Expense	6,911	5,423	2,052	1,339
Income Before Income Taxes	4,143	2,555	1,180	562
Income Taxes	1,308	840	401	184
Net Income	$2,835	$1,715	$779	$378

Earnings per share:
Basic	$0.36	$0.23	$0.09	$0.05
Diluted	$0.36	$0.23	$0.09	$0.05

Weighted average outstanding shares:
Basic	7,950,228	7,545,639	8,364,846	7,547,691
Diluted	7,950,228	7,545,639	8,364,846	7,547,691